UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 23, 2009

MUTUAL FEDERAL BANCORP, INC.
(Exact name of registrant as specified in its charter)

_____________________________

Federal (State or other jurisdiction of Incorporation)	000-51876 (Commission File Number)	33-1135091 (I.R.S. Employer Identification No.)
2212 West Cermak Road Chicago, Illinois (Address of principal executive offices)		60608 (Zip Code)

Registrant’s telephone number, including area code (773) 847-7747

Not Applicable
(Former name or former address, if changed since last year)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On February 23, 2009, Mutual Federal Bancorp, Inc. (the “Company”) entered into a non-binding term sheet agreement that sets forth the material terms of a proposed investment by the Company in Great American Bank, a de novo Illinois state commercial bank in organization (the “Bank”).  Pursuant to the non-binding terms, the Company proposes to purchase $2 million of common stock of the Bank.  The amount the Company invests may, at its discretion, be adjusted to ensure that the Company owns 20% of the outstanding stock of the Bank at the closing of the Bank’s offering.  In connection with its proposed investment, the Company would receive the right to nominate annually one member to the Bank’s board of directors for so long as it holds at least 10% of the Bank’s outstanding common stock.  The Company also would be granted certain preemptive purchase and sale rights in order to maintain its ownership percentage in the Bank.

The terms of the proposed investment set forth in the term sheet are not binding on either the Company or the Bank.  The term sheet will terminate upon the earlier of the execution of a definitive stock purchase agreement or April 24, 2009.  Any investment by the Company in the Bank is subject to, among other things, the Company’s satisfactory completion of its due diligence review of the Bank; the negotiation and execution of a definitive stock purchase agreement on terms acceptable to the Company; the approval by the boards of directors of each of the Company and the Bank of the investment; and the satisfaction of the closing conditions contained in any definitive stock purchase agreement, including the receipt of any and all required regulatory approvals.  Accordingly, no assurances can be given that the proposed investment will occur or that, if entered into, the amount and the terms of the proposed investment will be similar to the amount and the terms proposed in the term sheet described above.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MUTUAL FEDERAL BANCORP, INC.

Date: February 26, 2009	By:	/s/Stephen M. Oksas
Name: Stephen M. Oksas
Title: President and Chief Executive Officer